Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and on the cover page and under the captions “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference of our reports dated January 21, 2014 for the Northern Institutional Funds in the Registration Statement (Form N-1A) of Northern Institutional Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 76 to the Registration Statement under the Securities Act of 1933 (Registration No. 002-80543).

/s/ ERNST & YOUNG LLP

Chicago, IL

September 5, 2014